Exhibit 99.2
POWER OF ATTORNEY
     In accordance with the Managed Account Advisory Agreement dated November, 1 2006 as amended or restated from time to time (the “Agreement”), by and among Highview Capital Management. LLC, a Delaware limited liability company (“Highview”), PNR Multi-Strategy Energy, LLC, a Delaware limited liability company (“PNR”), and Pinnacle Asset Management, L.P., a Delaware limited partnership, and the Limited Power of Attorney provided in Section 2 of the Agreement, PNR hereby appoints Highview as sole and exclusive attorney-in-fact to sign and file any and all reports that may be required to be filed with the Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, arising out of the activities contemplated by the authority granted to Highview pursuant to the Agreement.

PNR MULTI-STRATEGY ENERGY, LLC

By:	Pinnacle Asset Management, L.P., its Manager

	By:	Pinnacle Asset Management, LLC, its General Partner

		By:	/s/ Scott Kellman
Name: Scott Kellman Title: Managing Member